Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Principal Financial Group, Inc. Employee Stock Purchase Plan (Amended and Restated as of November 25, 2019) of Principal Financial Group, Inc. of our reports dated February 14, 2020, with respect to the consolidated financial statements and schedules of Principal Financial Group, Inc., and the effectiveness of internal control over financial reporting of Principal Financial Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Des Moines, Iowa

July 31, 2020